Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 22, 2003
No. 824

Coherent, Inc. Announces Tender Offer for All Outstanding Shares of Lambda Physik AG

Coherent, Inc. (NASDAQ:COHR) today announced that through its subsidiary Coherent Holding GmbH, it will make a tender offer to the shareholders of Lambda Physik AG (Lambda) for the 39.62% (5,250,000 shares) of the outstanding Lambda shares that Coherent does not already own.

Coherent Holding GmbH will offer Euro 9.25 (approximately $10.00) cash for each ordinary share of Lambda representing a premium of 46% over the closing price of Lambda shares on the Frankfurt Stock Exchange on April 17, 2003 and a premium of 71% over the last 30-day average closing price.  The tender offer will be contingent upon Coherent obtaining 95% of Lambda’s registered share capital (inclusive of shares already owned by Coherent) with the intention of a subsequent squeeze-out and de-listing.

The Management Board and Supervisory Board of Lambda both support the tender offer.  In addition, Dr. Dirk Basting, the Chief Executive Officer of Lambda, who holds 10.26% of Lambda’s share capital, announced that he intends to accept the offer for all his shares.  Additionally, Dr. Basting announced his resignation from the office of CEO of Lambda Physik when the quorum of 95% mentioned above is reached or when his shares are otherwise transferred to Coherent. Dr. Basting will support Lambda Physik in an advisory function in the future.

John Ambroseo, President and CEO of Coherent stated, “The acquisition of all of the outstanding Lambda shares makes sense in this current global economic environment.” Ambroseo further commented, “Having been the majority shareholder of Lambda since 1981, Coherent is well aware of the opportunities and challenges that face this organization.  Upon completion of the tender offer, every effort will be made to maximize the synergies available to the combined companies and to leverage the combined technology portfolio and management expertise to optimize performance.”

Dr. Basting commented, “Coherent has always been a good partner and will significantly contribute to the positive development of Lambda in the future.” According to Dr. Basting, “The closer integration into Coherent will strengthen Lambda’s position in a challenging and competitive market environment and lead to further synergies. The combination of the technological resources in the field of solid-state lasers will accelerate the development of new, innovative products that customers require in demanding and dynamic industries such as automotive and semiconductor manufacturing.  In order to ensure the long-term development and growth of Lambda, its integration into Coherent and subsequent de-listing will allow Lambda to focus on its core competencies - the development of UV laser technology and new applications.”

The official tender offer is expected to commence by the beginning of June 2003 following approval of the German Federal Financial Supervisory Authority and will remain open for approximately six weeks thereafter.  The formal completion of the entire transaction is expected by the end of July 2003.

The statements in this press release that relate to future plans, events, or performance, including statements such as will significantly contribute to the positive development of Lambda in the future, will strengthen Lambda’s position in a challenging and competitive market environment, and will accelerate the development of new innovative products are forward-looking statements. Factors that could cause actual results to be differ materially include risks and uncertainties including general market conditions on the Frankfurt Stock Exchange, our ability to complete the offer as described, and other risks identified in the Company’s SEC filings.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable

Founded in 1966, Coherent, Inc is a Standard & Poor’s Small Cap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets.  Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161.  For more information about Coherent such as product and financial updates, visit the Company’s web site at www.coherentinc.com.

•5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000•